Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

dated January 10, 2017

Registration No. 333-206514

Supplementing the Preliminary

Prospectus Supplement dated January 10, 2017

and Prospectus dated January 10, 2017

HOSPITALITY PROPERTIES TRUST

This information supplements the information contained in the preliminary prospectus supplement dated January 10, 2017 to the prospectus dated January 10, 2017.

PRICING TERM SHEET

Issuer:	Hospitality Properties Trust
Securities:	4.500% Senior Notes due 2023 (the “2023 Notes”) 4.950% Senior Notes due 2027 (the “2027 Notes”)
Ranking:	Senior Unsecured
Format:	SEC Registered
Expected Ratings:	2023 Notes: Baa2 / BBB- 2027 Notes: Baa2 / BBB- A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Trade Date:	January 10, 2017
Settlement Date:	January 13, 2017 (T+3)
Principal Amount:	2023 Notes: $200,000,000 (which will be a further issuance of, and form a single series with, the $300,000,000 of 2023 Notes issued on June 6, 2013) 2027 Notes: $400,000,000
Interest Payment Dates:	2023 Notes: June 15 and December 15, commencing June 15, 2017 2027 Notes: February 15 and August 15, commencing August 15, 2017
Maturity Date:	2023 Notes: June 15, 2023 2027 Notes: February 15, 2027
Benchmark Treasury:	2023 Notes: 2.000% U.S. Treasury due December 31, 2021 2027 Notes: 2.000% U.S. Treasury due November 15, 2026

Benchmark Treasury Price and Yield:	2023 Notes: 100-18 / 1.881% 2027 Notes: 96-21 / 2.383%
Spread to Benchmark Treasury:	2023 Notes: + 240 basis points 2027 Notes: + 270 basis points
Yield to Maturity:	2023 Notes: 4.281% 2027 Notes: 5.083%
Coupon (Interest Rate):	2023 Notes: 4.500% per annum 2027 Notes: 4.950% per annum
Price to Public:

2023 Notes: 101.215% of principal amount of the 2023 Notes, plus accrued interest for the period from and including December 15, 2016 to, but excluding, the date of delivery (if the Closing Date is January 13, 2017, aggregate accrued interest will be $700,000)
2027 Notes: 98.954% of principal amount of the 2027 Notes, plus accrued interest, if any, from January 13, 2017

Redemption Provision:

2023 Notes: Make-whole call at any time based on U.S. Treasury plus 35 basis points. If the notes are redeemed on or after December 15, 2022 (six months prior to the stated maturity of the 2023 Notes), the make-whole amount will be zero.
2027 Notes: Make-whole call at any time based on U.S. Treasury plus 45 basis points. If the notes are redeemed on or after August 15, 2026 (six months prior to the stated maturity of the 2027 Notes), the make-whole amount will be zero.

CUSIP / ISIN:	2023 Notes: 44106MAR3 / US44106MAR34 2027 Notes: 44106M AW2 / US44106MAW29

Pro Forma Ratio of Earnings to Fixed Charges:	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	2.00x	1.83x

Joint Book-Running Managers:

Citigroup Global Markets Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC
BBVA Securities Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Regions Securities LLC
U.S. Bancorp Investments, Inc.

Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC SMBC Nikko Securities America, Inc. Fifth Third Securities, Inc. FTN Financial Securities Corp.

The issuer has filed a registration statement (including a prospectus dated January 10, 2017 and a preliminary prospectus supplement dated January 10, 2017) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at Citigroup Global Markets Inc. toll-free at (800) 831-9146, RBC Capital Markets, LLC toll-free at (866) 375-6829, UBS Securities LLC toll-free at (888) 827-7275 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.